Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Great Lakes Dredge & Dock Company, LLC	Delaware

NASDI Holdings Corporation

Delaware

NASDI LLC

Delaware

Yankee Environmental Services, LLC

Delaware*

Great Lakes Caribbean Dredging, Inc.	Delaware

Dawson Marine Services Company	Delaware

* Purchased January 1, 2009